EXHIBIT 99.1

For Immediate Release

Coast Distribution System Reports Fourth Quarter and Year-End Results

MORGAN HILL, Calif., March 31, 2009 — The Coast Distribution System, Inc. (NYSE Amex: CRV) today reported its operating results for the fourth quarter and year ended Dec. 31, 2008.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV), marine and outdoor recreation industries, reported a net loss of $2.3 million, or $0.51 per diluted share, on net sales of $16.9 million for the fourth quarter 2008. For the same period of 2007, Coast reported a net loss of $1.5 million, or $0.34 per diluted share, on net sales of $26.7 million.

The Company reported the net loss was expected in the quarter. There is a traditional seasonal slowdown in the fourth quarter every year, as customers typically wait until the first quarter to place orders for the upcoming buying season. Net sales in the 2008 fourth quarter declined 37.0 percent year-over-year, as industry associations for both the RV and boating industries reported double-digit declines in shipments for the year. The Recreational Vehicle Industry Association (RVIA) reported RV shipments were down 32.9 percent year-over-year in 2008.

For the year ended Dec. 31, 2008, Coast reported a net loss of $1.8 million, or $0.41 per diluted share, on net sales of $132.2 million, compared with net earnings of $215,000, or $0.05 per diluted share, on net sales of $164.3 million for 2007.

“As expected, 2008 was extremely difficult based on the drop in sales traffic to RV dealerships, our primary customer, due to the economic recession, unstable fuel prices and lack of available financing for potential purchasers,” said Coast’s Chief Executive Officer Jim Musbach. “We continue to control costs and optimize costs in line with sales wherever possible. We have reduced our staffing levels by 30 percent and replaced our costly annual trade show with a more efficient and effective online sales program. We also restructured our sales department to focus more on inside sales to existing accounts, and have worked with our vendors and landlords to secure discounts.

“Looking ahead, we are expecting a challenging 2009,” said Musbach. “The RVIA is forecasting another year of decline for the RV industry. That said, we believe people are still using the RVs they own and enjoying the RV lifestyle more than ever, and will continue to demand our aftermarket products even in a recession. We are closely monitoring our inventory levels, inventory turnover and days sales outstanding. We believe we have the cash, financing and level of demand to weather this storm, even as we proactively streamline our operations, and evaluate strategic options to maximize shareholder value in 2009.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 12,000 products from 400 manufacturers through 17 distribution centers located in the U.S. and Canada. Most of Coast’s 12,000 customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company on the NYSE Amex Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in the costs of and shortages in supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; increases in interest rates which affect the availability and affordability of financing for RVs and boats and higher price accessories; unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, and readers of this news release are urged to review the discussion of those risks and uncertainties that is contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2008 Annual Report, whether as a result of new information, future events or otherwise.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Fourth Quarter and Year Ended December 31, 2008 & 2007

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales	$16,869	$26,655	$132,237	$164,293
Cost of sales(1)	15,192	22,273	107,625	133,578

Gross profit	1,677	4,382	24,612	30,715
Selling, general and administrative expenses	5,254	6,256	26,559	28,065

Operating income	(3,577)	(1,874)	(1,947)	2,650
Other income (expense)
Interest	(227)	(375)	(1,409)	(2,098)
Other	394	125	139	23

	167	(250)	(1,270)	(2,075)

Earnings (loss) before taxes	(3,410)	(2,124)	(3,217)	575
Income tax credit (expense)	1,150	632	(1,378)	(360)

Net earnings (loss)	$(2,260)	$(1,492)	$(1,839)	$215

Basic earnings (loss) per share	$(0.51)	$(0.34)	$(0.41)	$0.05

Diluted earnings (loss) per share	$(0.51)	$(0.34)	$(0.41)	$0.05

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At December 31,
	2008	2007
	(In Thousands)
ASSETS
Cash	$1,860	$790
Accounts receivable	9,333	14,889
Inventories	30,710	45,027
Other current assets	5,652	3,890

Total Current Assets	47,555	64,596
Property, Plant & Equipment	2,785	3,444
Other Assets	2,119	1,267

Total Assets	$52,459	$69,307

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$3,557	$8,472
Other current liabilities	3,604	3,549

Total Current Liabilities	7,161	12,021
Long term debt	17,078	24,795
Stockholders Equity	28,220	32,491

Total Liabilities and Stockholders’ Equity	$52,459	$69,307